Exhibit 3.28

Diese Kopie auf Papier stimmt vollumfanglich bzw.auszufsweise mit dem beim Handelsregisteramt Kanton Zürich hinterlegten Original auf Papier überein.
Zürich, 26 08 2013 Gebühr: CHF - 34 -	Handelsregisterant Kanton Zürich,

Official certification

[emblem] Official certification		[seal:]
Canton of Zürich
This hard copy matches, in full or excerpted form, the hard copy original that is deposited with the Office of the Commercial Register for the Canton of Zürich.		Office of the Commercial Register

Zürich, [handwritten:] 8/26/2013	Office of the Commercial Register
Fee: CHF [handwritten:] 34.00	Canton of Zürich
[signature]

A R T I C L E S  O F  I N C O R P O R A T I O N

of

Styron Europe GmbH

I.	General provisions

Art. 1.	Name, domicile, duration

(a)	Under the name of Styron Europe GmbH there exists a Gesellschaft mit beschränkter Haftung [limited liability corporation] in accordance with Art. 772 et seq. OR [Swiss Code of Obligations] with domicile in Horgen.

(b)	The duration of the corporation is unlimited.

Art. 2.	Purpose

The primary purpose of the corporation is the manufacture and distribution of and trade in chemicals and plastics and all activities associated therewith. The corporation also renders management services for subsidiaries and affiliated companies and monitors their commercial and industrial activity.

The purpose of the corporation is also:

(a)	scientific, business, and industrial research of any kind, particularly in the area of chemicals, plastics, and related areas;

(b)	purchase and sale, registration, and exploitation of patents, patent rights, and trademark rights, as well as the acquisition and granting of licenses under such rights;

(c)	acquisition of equity interests in other enterprises and the establishment of branches and subsidiaries;

(d)	the execution of all commercial, industrial, and financial transactions in connection with the business activity set forth in the foregoing paragraphs.

(e)	The corporation can also acquire, manage and sell real property and lease real property in the capacity of lessee or lessor.

(f)	the granting of direct or indirect financing to third parties, including direct or indirect parent or sister companies, be it by means of loans or otherwise or by means of security of any kind, regardless of whether it be in exchange for payment or on an unpaid basis and regardless of whether the financing or granting of security takes place in the interests of the corporation or in the sole interest of third parties.

H.	Capital and equity shares

Art. 3.	Capital stock

The corporation’s capital stock is CHF 20,000.00, consisting of one equity share of CHF 20,000.00.

Art. 4.	Additional payments

The shareholders are not obligated to make additional capital contributions or payments.

Art. 5.	Share register

A share register shall be maintained concerning the original shares.

The following must be entered in the share register:

(a)	shareholder with name and address;

(b)	quantity, nominal value, and, if applicable, categories of original shares of each shareholder;

(c)	beneficial owner with name and address;

(d)	lien creditor with name and address;

Art. 6.	transfer and lien

Neither the transfer of equity shares nor the creation of a lien on equity shares shall require the consent of the shareholders’ meeting.

III.	Executive bodies of the corporation

A.	Shareholders’ meeting

Art. 7.	Authority

The shareholders’ meeting is the highest executive body of the corporation. It holds the following non-transferable authority in accordance with Art. 804 par. 2 OR:

(a)	amendment of the articles of incorporation;

(b)	appointment and removal of general managers;

(c)	appointment and removal of the members of the auditor and, if applicable, members of the auditor of the consolidated financial statements;

(d)	approval of the annual report and, if applicable, consolidated financial statements;

(e)	approval of the annual financial statements and adoption of resolutions on the appropriation of the balance sheet profit, in particular the setting of the dividend and bonus;

(f)	setting of the compensation for the general managers;

(g)	release of the general managers from liability;

(h)	empowerment of management with respect to the acquisition of own equity shares by the corporation or approval of such an acquisition;

(i)	resolution adoption concerning the application to the court to exclude a shareholder for good cause;

(j)	dissolution of the corporation;

(k)	resolution adoption concerning other subjects that the law or the articles of incorporation reserve for the shareholders’ meeting.

Art. 8.	Convocation

(a)	The shareholders’ meeting shall be convened by management or, if necessary, by the auditor. The liquidators shall also have a right of convocation. A shareholders’ meeting must be conducted if the interests of the corporation so require, but must be conducted at least once a year within six (6) months after the close of the fiscal year.

(b)	The convocation of a shareholders’ meeting can also be demanded in writing, including a statement of grounds, by one or more shareholders that represent a total of at least one tenth (1/10) of the capital stock.

The meeting must be conducted within a reasonable period of time.

(c)	Convocation shall be carried out in writing, including identification of the agenda items and the place and time of the meeting, directed to each shareholder in compliance with a notice period of at least ten (10) days prior to the meeting.

Art. 9.	Universal meeting

(a)	If no objection is raised, all shareholders can hold a shareholders’ meeting without compliance with the convocation provisions.

(b)	All resolutions that lie within the competence of the shareholders’ meeting can be adopted at such a universal meeting as long as all of the shareholders are present.

Art. 10.	Written voting

In lieu of voting at a meeting, resolutions can also be adopted in writing, provided that no shareholder demands oral discussion.

Art. 11.	Voting right

The shareholders’ voting right shall be determined according to the total nominal value of their equity shares. Each shareholder shall have at least one vote.

Art. 12.	Adoption of resolutions

Unless the law or articles of incorporation contain a contrary provision, resolutions of the shareholders’ meeting shall require the absolute majority of the votes represented. Resolutions shall require the absolute majority of all votes if written voting is ordered in lieu of a meeting.

Art. 13.	Important resolutions

A shareholders’ meeting resolution that gains at least two-thirds of the votes represented and the absolute majority of the total capital stock that is associated with an exercisable voting right shall be necessary for:

(a)	any change of the corporate purpose;

(b)	the introduction of voting right-privileged equity shares;

(c)	making difficult, barring, or making easier the transfer of equity shares;

(d)	an increase of the capital stock;

(e)	restriction or elimination of the subscription right;

(f)	consent to activities by general managers and shareholders that violate the duty of loyalty or the prohibition against competition;

(g)	barring the application to the court to exclude a shareholder for good cause;

(h)	exclusion of a shareholder for the reasons provided in the articles of incorporation;

(i)	relocation of the domicile of the corporation;

(j)	dissolution of the corporation.

The provisions of the Merger Act shall apply to resolutions concerning merger, split-up or transformation.

Art. 14. Representation

Each shareholder can represent his shares at the shareholders’ meeting himself or be represented by an agent who has been authorized in writing. The authorized agent does not have to be a shareholder.

Art. 15. Chairmanship and minutes

(a)	The shareholders’ meeting shall elect a chairman for each meeting.

(b)	The shareholders’ shall elect a secretary of the meeting, who shall record the resolutions and votes. The secretary does not have to be a shareholder. The minutes shall be signed by the chairman and the secretary of the meeting.

B.	Management

Art. 16. Authority

Management shall decide on all matters that are not reserved for the shareholders’ meeting or the auditor by law or the articles of incorporation.

Art. 17. Number of members, signatory authority, and term in office

(a)	Management shall consist of one or more natural persons acting in the capacity of general manager; they do not have to be shareholders.

(b)	The shareholders’ meeting shall elect the general managers and adopt resolutions concerning their signatory authority. Management shall organize itself, including chairmanship.

(c)	General managers shall be elected for a term in office of three (3) years. Reelection shall be permissible. The general managers can be removed at any time by majority resolution of the shareholders’ meeting.

(d)	A general manager can resign at any time – except at an inopportune time – by written notification to management, which shall inform the shareholders.

Art. 18. Resolutions

Management resolutions shall be adopted by majority resolution during meetings or via the circulated resolution procedure.

Art. 19. Representation

Management shall represent the corporation in accordance with the instructions of the shareholders’ meeting or the articles of incorporation. Management can use additional persons for management and specify the manner of their representative and signatory authority.

C.	Auditor

Art. 20. Election and requirements

The shareholders’ meeting shall elect an auditor. It can forego the election of an auditor if:

a)	the corporation is not obligated to undergo regular auditing;

b)	all shareholders consent; and

c)	the corporation does not have more than ten full-time positions based on the annual average.

The foregoing thereof shall also apply to the years that follow. However, each shareholder shall have the right to demand within ten days prior to the shareholders’ meeting that a limited audit be conducted and that an appropriate auditor be elected. In such case, the shareholders’ meeting shall not be permitted to adopt any resolution concerning the approval of the annual financial statements or concerning the appropriation of the balance sheet profit, particularly the setting of the dividend, until the audit report has been received.

One or more natural persons or legal entities or partnerships can be elected as the auditor.

The auditor must have his/its permanent place of residence, domicile, or registered branch office in Switzerland. If the corporation has multiple auditors, at least one must fulfill this requirement.

The auditor shall be elected for one fiscal year. His/Its term in office shall end upon acceptance of the last annual financial statements. Reelection shall be possible. Removal shall be possible at any time effective immediately.

Art. 21. Authority and duties

If an auditor is designated, he/it shall bear the statutory authority and duties of an auditor of a Swiss Aktiengesellschaft [stock corporation].

IV. Miscellaneous

Art. 22. Annual financial statements and fiscal year

(a)	The balance sheet and income statement shall be prepared in conformity with the statutory provisions.

(b)	The first fiscal year shall end on December 31, 2009. After that, the fiscal year shall run from January 1 to December 31 of each year.

Art. 23. Reserves and appropriation of the net result

(a)	An allocation to the general reserves shall be made from the annual profit, if necessary. (Art. 801 and 671 et seq. OR).

(b)	The remaining net profit shall be at the disposal of the shareholders’ meeting, which shall be permitted to dispose thereof within the statutory framework.

Art. 24. Dissolution

The corporation shall be dissolved:

(a)	By resolution of the shareholders’ meeting in a public document.

(b)	In the other cases prescribed by law.

Art. 25. Communications and announcements

(a)	All communications by the corporation to its shareholders shall be made in writing to the address entered in the share register.

(b)	Public announcements by the corporation shall be made in the Schweizerisches Handelsamtsblatt [Swiss Office Commercial Gazette].

Horgen, June 26, 2008 (formation)

Horgen, July 25, 2008 (amendment of Art. 1)

Horgen, December 17, 2009 (amendment of Art. 1)

Horgen, March 2, 2010 (amendment of Art. 1)

Zürich, July 20, 2010 (supplementation of Art. 2)

The chairperson:

[signature]

Official certification
This official copy of the articles of incorporation or, as the case may be, deed of foundation corresponds to the current documents deposited with the Office of the Commercial Register for the Canton of Zürich.

Zürich, 7/21/2010
Office of the
Commercial Register
Fee: CHF 40.00	Canton of Zürich
[signature]